Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

NLS Pharmaceutics Ltd.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of registrant’s name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)(2)	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)		Proposed Maximum Offering Price Per Unit (3)(4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, par value CHF 0.02	Rule 457(o)	11,874,690	(5)	$0.815	$9,677,872.4	$110.20 per $1,000,000	$1,066.50
Fees Previously Paid	-	-	-	-		-	-	-	-
	Total Offering Amounts					11,874,690	$9,677,872.4		$1,066.50
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$1,066.50

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Common Shares, par value CHF 0.02 per share, or Common Shares, registered hereby also include an indeterminate number of additional Common Shares as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

(2)	Includes (1) 5,194,802 Common Shares, (2) up to 2,597,401 Common Shares issuable upon the exercise of warrants, at an exercise of $0.70 per share, (3) 2,516,429 Common Shares issued as a result of the conversion of certain short-term notes issued in August 2022, (4) up to 1,258,215 Common Shares issuable upon the exercise of warrants, as an exercise price of $0.70 per share, and (5) up to 307,844 Common Shares issuable upon the exercise of warrants, at an exercise of $0.4970 per share.

(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices of the Common Shares on the Nasdaq Capital Market on December 1, 2022.

(4)	The Registrant will not receive any proceeds from the sale of its Common Shares by the selling shareholders.

(5)	All 11,874,690 Common Shares are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-3.